                                                                    EXHIBIT 99.1


               FOR IMMEDIATE RELEASE

               September 18, 2002


                        CONTACTS:  (Media) Marybeth Thorsgaard   763-764-6364
                                        (Analysts) Kris Wenker   763-764-2607


              GENERAL MILLS REPORTS EARNINGS OF 56 CENTS PER SHARE
                              FOR THE FIRST QUARTER
          NET SALES INCREASED 68 PERCENT INCLUDING PILLSBURY BUSINESSES
               COMPANY REAFFIRMS $2.60 EPS TARGET FOR FISCAL 2003


         MINNEAPOLIS, MINN.---General Mills, Inc. (NYSE: GIS) today reported results for the first quarter of fiscal 2003. Net sales for the 13 weeks ended Aug. 25, 2002 grew 68 percent to $2.36 billion, including the incremental contribution of Pillsbury businesses acquired Oct. 31, 2001. Earnings after tax before unusual items and a fiscal 2002 accounting change (SFAS No. 133) grew 16 percent to $211 million. Diluted earnings per share were 56 cents in fiscal 2003 compared to 62 cents in last year's first quarter before unusual items and the accounting change. The average number of shares outstanding was 27 percent higher this year, reflecting shares issued for the Pillsbury acquisition.

         Chairman and Chief Executive Officer Steve Sanger said that the company was pleased with first-quarter performance. "The disruption of the Pillsbury acquisition is largely behind us, and we met our objective of renewing unit volume growth for our businesses. Total worldwide volume grew 2 percent on a comparable basis, and our U.S. retail unit volume grew 3 percent. These results put us on track to meet our expectations for the full year."

                                     -more-


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         First-quarter results for both fiscal 2003 and 2002 included unusual items. In fiscal 2003, the company recorded unusual expenses of $55 million pretax, $35 million after tax (9 cents per diluted share), associated with the closure of a foodservice plant to eliminate excess production capacity, and other Pillsbury-related transaction and integration costs. In last year's first quarter, the company had a net unusual gain of $15 million pretax, $9 million after tax (3 cents per diluted share) primarily associated with insurance settlements covering a 1994 oats handling incident. Including unusual items in both years and the impact of last year's accounting change, first quarter diluted earnings per share were 47 cents, compared to 64 cents last year.

                         FIRST QUARTER EARNINGS SUMMARY
                      (in millions, except per share data)

EARNINGS AFTER TAX (EAT)                               FY03               FY02
                                                     -------            -------
EAT before unusual items                             $   211            $   182
Unusual Items                                            (35)                 9
SFAS No. 133 Adoption                                     --                 (3)
                                                     -------            -------
Net Earnings                                         $   176            $   188

EARNINGS PER SHARE (EPS)

Diluted EPS before unusual items                     $   .56            $   .62
Unusual Items                                           (.09)               .03
SFAS No. 133 Adoption                                     --               (.01)
                                                     -------            -------
Diluted EPS                                          $   .47            $   .64


                                     -more-

[Note: Sales figures provided below are as reported and net of expenses reclassified under EITF 01-09. Operating profits are as reported, before unusual items. Unit volume comparisons provided below are on a comparable basis, as if General Mills had owned the Pillsbury businesses in the previous year.]

U.S. Retail Segment Results

Net sales for General Mills' domestic retail operations grew 36 percent to $1.61 billion for the quarter, and operating profits rose 22 percent to $361 million. Comparable unit volume grew 3 percent. Big G led this growth with a strong 6 percent unit volume increase compared to a slight decline last year. Consumer sales for Big G cereals grew 3 percent for the quarter, in line with overall category growth. Yogurt unit volume grew 11 percent for the quarter, with strong contributions from Yoplait Whips!, introduced in January, and established product lines. Meals unit volume was up 1 percent led by Progresso soup, Old El Paso dinner kits and Green Giant canned vegetables.

         Pillsbury USA volume was up slightly, driven by gains for Totino's pizza and Pillsbury frozen baked goods, and introductory shipments late in the quarter for new refrigerated dough products. Snacks unit volume was down 1 percent as good gains in grain and salty snacks were more than offset by declines in popcorn and the impact of last year's exit from the Squeezit beverage business. Baking Products unit volume declined 4 percent.

Bakeries and Foodservice Segment Results

Net sales for the company's Bakeries and Foodservice operation more than doubled to $438 million, and operating profits doubled to $53 million. Comparable unit volume was down 1 percent, reflecting economic weakness that dampened foodservice distributor, restaurant, and supermarket bakery business. Volumes were up in convenience stores and our wholesale business.


                                     -more-

International Segment Results

Net sales for General Mills' consolidated international business more than quadrupled to $314 million, and operating profits grew to $22 million, reflecting the addition of the Pillsbury businesses. Comparable unit volume for our consolidated international business was down 4 percent, as declines in Latin America due to macro-economic trends more than offset gains in Asia, Europe and Canada.

Joint Venture Summary

Reported earnings after tax from joint ventures totaled $17 million, compared to $9 million in 2002. Profits for our Cereal Partners Worldwide (CPW) joint venture with Nestle, and our Snack Ventures Europe (SVE) joint venture with PepsiCo together reached $11 million, up 12 percent from the year ago quarter. That profit growth was driven by strong unit volume increases of 10 percent for CPW and 11 percent for SVE. Haagen-Dazs joint ventures formed by Pillsbury in Asia contributed incremental earnings, offsetting introductory marketing expenses at 8th Continent, the company's soymilk joint venture with DuPont.

Corporate Items

Interest expense for the quarter more than doubled to $142 million, reflecting additional debt used to finance the Pillsbury acquisition. General Mills' effective tax rate excluding unusual items for the first quarter was 35.5 percent, compared to 34 percent in the same period last year.


                                     -more-

Outlook

Looking ahead, Sanger said, "The second quarter is off to a good start. We are targeting comparable unit volume growth similar to the first quarter's gain, and diluted earnings per share of 71 to 75 cents before unusual items. This would represent a return to double-digit EPS growth.

         "For the year in total, we continue to target 4 percent comparable unit volume growth and at least 4 percent growth in net sales," Sanger added. "Our plan for delivering $350 million in synergies this year is on track as well. As a result, we continue to target diluted EPS of approximately $2.60 before unusual items for fiscal 2003."


General Mills will hold a briefing for investors today, September 18, 2002, beginning at 9:30 a.m. EDT. You may access the webcast from General Mills' corporate home page: www.generalmills.com.


This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. Our future results also could be affected by a variety of additional factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuation in the cost and availability of supply chain resources, and foreign economic conditions, including currency rate fluctuations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

                               GENERAL MILLS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                (Unaudited) (In Millions, Except per Share Data)

                                                                   13 Weeks Ended
                                                               ----------------------
                                                               Aug. 25,      Aug. 26,
                                                                 2002          2001
                                                               -------       -------
Net Sales                                                      $ 2,362       $ 1,404

Costs & Expenses:
     Cost of sales                                               1,386           721
     Selling, general and administrative                           533           372
     Interest, net                                                 142            49
     Unusual items - expense (income)                               55           (15)
                                                               -------       -------

         Total Costs and Expenses                                2,116         1,127
                                                               -------       -------

Earnings before Taxes and Earnings from Joint Ventures             246           277

Income Taxes                                                        87            95

Earnings from Joint Ventures                                        17             9
                                                               -------       -------

Earnings before cumulative effect of change
      in accounting principle                                      176           191

Cumulative effect of change in accounting principle                 --            (3)
                                                               -------       -------

Net Earnings                                                   $   176       $   188
                                                               =======       =======

Earnings per Share - Basic:

     Earnings before cumulative effect of change
          in accounting principle                              $   .48       $   .67

     Cumulative effect of change in accounting principle            --          (.01)
                                                               -------       -------

Earnings per Share - Basic                                     $   .48       $   .66
                                                               =======       =======

Average Number of Shares - Basic                                   367           285
                                                               =======       =======

Earnings per Share - Diluted:

     Earnings before cumulative effect of change
          in accounting principle                              $   .47       $   .65

     Cumulative effect of change in accounting principle            --          (.01)
                                                               -------       -------

Earnings per Share - Diluted                                   $   .47       $   .64
                                                               =======       =======

Average Number of Shares - Assuming Dilution                       376           295
                                                               =======       =======

See accompanying notes.

                               GENERAL MILLS, INC.
                               OPERATING SEGMENTS
                            (Unaudited) (In Millions)

                                                     13 Weeks Ended
                                                 ------------------------
                                                 Aug. 25,        Aug. 26,
                                                   2002            2001
                                                 -------         -------
Net Sales:
     U.S. Retail                                 $ 1,610         $ 1,180
     Bakeries and Foodservice                        438             155
     International                                   314              69
                                                 -------         -------

         Total                                   $ 2,362         $ 1,404
                                                 =======         =======

Operating Profit Before Unusual Items:
     U.S. Retail                                 $   361         $   297
     Bakeries and Foodservice                         53              26
     International                                    22               3
     Unallocated Corporate Items                       7             (15)
                                                 -------         -------

         Total                                   $   443         $   311
                                                 =======         =======

Operating Profit Including Unusual Items:
     U.S. Retail                                 $   353         $   317
     Bakeries and Foodservice                         20              26
     International                                    22               3
     Unallocated Corporate Items                      (7)            (20)
                                                 -------         -------

         Total                                   $   388         $   326
                                                 =======         =======

                               GENERAL MILLS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In Millions)

                                               (Unaudited)     (Unaudited)
                                               -----------     -----------
                                                Aug. 25,         Aug. 26,          May 26,
                                                  2002             2001             2002
                                                --------         --------         --------
ASSETS
Current Assets:
  Cash and cash equivalents                     $    745         $     53         $    975
  Receivables                                      1,059              600            1,010
  Inventories                                      1,259              582            1,055
  Prepaid expenses and other                         131               82              156
  Deferred income taxes                              226               62              241
                                                --------         --------         --------
    Total Current Assets                           3,420            1,379            3,437
                                                --------         --------         --------

Land, Buildings and Equipment                      4,695            3,234            4,618
  Less accumulated depreciation                   (1,935)          (1,722)          (1,854)
                                                --------         --------         --------
    Net Land, Buildings and Equipment              2,760            1,512            2,764
Goodwill (1)                                       8,474              804            8,473
Other Intangible Assets                               90               74               90
Other Assets                                       1,853            1,390            1,776
                                                --------         --------         --------

Total Assets                                    $ 16,597         $  5,159         $ 16,540
                                                ========         ========         ========

LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable                              $  1,328         $    548         $  1,217
  Current portion of debt                            229              353              248
  Notes payable                                    3,269              877            3,600
  Other current liabilities                          769              403              682
                                                --------         --------         --------
    Total Current Liabilities                      5,595            2,181            5,747
Long-term Debt                                     5,547            2,213            5,591
Deferred Income Taxes                                398              285              407
Other Liabilities                                  1,097              577            1,066
                                                --------         --------         --------
    Total Liabilities                             12,637            5,256           12,811
                                                --------         --------         --------

Minority Interest                                    299               --              153

Stockholders' Equity:
  Common stock                                     5,743              763            5,733
  Retained earnings                                2,643            2,577            2,568
  Less common stock in treasury                   (4,273)          (3,053)          (4,292)
  Unearned compensation                              (57)             (50)             (57)
  Accumulated other comprehensive income            (395)            (334)            (376)
                                                --------         --------         --------
    Total Stockholders' Equity                     3,661              (97)           3,576
                                                --------         --------         --------

Total Liabilities and Equity                    $ 16,597         $  5,159         $ 16,540
                                                ========         ========         ========

(1) Goodwill includes all of the excess purchase price of the Pillsbury acquisition, as the valuation of specific intangible assets has not yet been completed.

                               GENERAL MILLS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) General Mills reported results for the first quarter of fiscal 2003 include results of the Pillsbury business, which was acquired October 31, 2001.

(2) In the first quarter of fiscal 2003, we recorded $41 million pretax charges associated with the closure of our St. Charles, Illinois plant, and $14 million pretax charges for Pillsbury transaction and integration costs. The total of these unusual items was $55 million pretax expense, $35 million after tax ($.09 expense per diluted share).

    In the first quarter of fiscal 2002, we reached settlements with additional insurance companies that participated in the reinsurance of a property policy covering a 1994 oats handling incident. We recorded $27 million pretax income, net of associated costs, related to these settlements. This income was partially offset by pretax charges of (1) $5 million associated with our acquisition of Pillsbury; (2) $4 million, primarily severance, for the exit from the Squeezit beverage business; and (3) $3 million, net of insurance recovery, associated with a flash flood at our Cincinnati, Ohio, cereal plant. The net of these unusual items was $15 million pretax income, $9 million after tax ($.03 income per diluted share).

(3) Effective with the first quarter fiscal 2002, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The cumulative effect of adopting this accounting change was a $3 million charge, as reflected on the consolidated statements of earnings.

(4) In the fourth quarter of fiscal 2002, we adopted Emerging Issues Task Force
    (EITF) Issue 01-09, which resulted in the reclassification of certain sales incentive and trade promotion expenses from selling, general and administrative expenses to a reduction of net sales. All sales and selling, general and administrative expenses have been reclassified to reflect the adoption of Issue 01-09. Since adopting this requirement resulted only in the reclassification of certain expenses from selling, general and administrative expense to a reduction of net sales, it did not affect our financial position or net earnings. The impact was a reduction of net sales, and a corresponding reduction in selling, general and administrative expense, of $367 million in the first quarter of fiscal 2002.